EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
September 15, 2005

USEC Names John K. Welch President and Chief Executive Officer
- Brings Substantial Experience Commercializing Technology Programs-

Bethesda, MD – USEC Inc. (NYSE: USU) announced today the appointment of John K. Welch as president and chief executive officer. Welch will assume these duties October 3. James R. Mellor, who has served as president and chief executive officer since December 2004, will remain the Company’s chairman. Welch will also join the Company’s Board of Directors.

“John has a proven track record of deploying multi-billion dollar projects on time and under budget, and he brings a wealth of experience in helping businesses improve their processes and operate more efficiently,” said Mellor. “John has also demonstrated a strong customer focus and is noted for building strong working relationships. With USEC focused on commercial deployment of the American Centrifuge technology and on a strong customer orientation, the Board is confident that John is the right person to lead the Company.”

Welch said, “My success in commercializing complex technology programs makes me well prepared to see the American Centrifuge program to completion. This experience, together with the strong USEC leadership team and talented employees, will allow me to hit the ground running.”

Welch served as executive vice president of the Marine Systems Group at General Dynamics where he oversaw all operational aspects of four business units, including Electric Boat and Bath Iron Works. Prior to that, he held several executive positions over a 10-year period at Electric Boat, including president, and led the company’s successful transition to a post-Cold War defense contractor. He most recently served as a consultant to several government and corporate entities in the areas of technology development and commercialization, program management, business process reengineering and strategic planning.

Welch began his career as a submarine officer in the U.S. Navy. After that, he held management positions with Advanced Technology, Inc. and General Physics Corporation before joining General Dynamics in 1989. He currently serves on the boards of Battelle Memorial Institute and the U.S. Naval Academy Foundation, among others.

Welch received a master’s in business administration from Loyola College in Maryland, a master of science in aeronautical engineering from the Naval Postgraduate School in California, and a bachelor of science in aerospace engineering from the U.S. Naval Academy. He is a registered professional engineer in the state of Maryland.

Korn/Ferry International assisted the Company’s Board of Directors in conducting the search.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

Contacts:
Media: Elizabeth Stuckle (301) 564-3399
Investors: Mari-Angeles Major-Sosias (301) 564-3353